Exhibit 10.1
Summary of Director Compensation
     The following sets forth the compensation program for non-employee directors of United American Healthcare Corporation. Directors who are employees of the Company do not receive any additional compensation for Board service. All directors are reimbursed for expenses reasonably incurred in connection with Board service.

Board/Committee meeting fees (cash):	$1,000	per meeting
Annual Chair fees (cash):
Non-Executive Chairman of Board	$32,000
Finance and Audit Committee-Chair	$6,000
Compensation Committee-Chair	$4,000
Governance Committee-Chair	$3,000
Annual fees paid to non-executive Board members:
Cash	$18,000
Stock (cash value)	$18,000